EXHIBIT 10.5

[IPASS LETTERHEAD]

July 13, 2009

Nicholas Hulse

Re: Employment Offer Letter Agreement

Dear Nick:

I am pleased to offer you employment in the position of Senior Vice President, Worldwide Sales at iPass Inc. (“iPass” or the “Company”), reporting to me, under the terms set forth in this letter.  Your initial base salary will be $9,791.67, paid semi-monthly, plus benefits, including the option of participating in our 401(k) Plan.  If annualized, this base salary amount equals $235,000.  As an exempt employee, you will not be eligible for overtime compensation.

In addition, you will be eligible to earn a target annual bonus of $215,000 paid on a quarterly basis consistent with the management bonus plan.  Bonuses are only considered earned if the participant is an employee of iPass in good standing on the last day of the fiscal quarter and has successfully completed the quarterly objectives.  If you leave the Company for any reason during the quarter, no pro-rata bonus shall be earned.  The Company shall have the sole discretion to determine if you have met all of the requirements for earning a bonus (including completion of the applicable objectives) and, if so, the amount of the bonus payment.  If earned, the bonus payments generally will be paid within forty-five (45) days following the end of the Company’s fiscal quarter to allow the Company time to determine bonus calculations.  Any bonus provided to you will be subject to standard deductions and withholdings.

Further, subject to the approval of the Board of Directors of iPass (the "Board"), you will be granted an option to purchase 240,000 shares of iPass’ common stock, subject to a four-year vesting schedule, at a purchase price equal to the fair market value of the stock as of the date of grant (as determined by the Board) under the iPass 2003 Equity Incentive Plan (the "Plan").  The option will be governed by the terms of the Plan and your stock option agreement.

To assist with your relocation, the Company will provide you with a Relocation Bonus of $20,000 (subject to standard payroll deductions and withholdings), will also arrange for the movement of your household goods, and will provide other relocation assistance, subject to the terms and conditions outlined in the attached Relocation Agreement.

iPass offers its employees health, dental, vision, life, AD&D, and short term and long term disability insurance, and you will be eligible to participate in these benefit plans in accordance with the terms and conditions of the applicable plan documents.  The health and dental plans provide you with several options regarding your care.  Please read the enclosed information about the health and dental plan options available to you.  You may call Mike Badgis with any questions about health insurance or any other iPass benefits at (650) 232-4130.  iPass may modify your position, duties, reporting relationship, office location, and compensation and benefits from time to time in its discretion.

In addition, in the position of Senior Vice President, Worldwide Sales, you will be eligible to become a "Participant" under the Company's Executive Corporate Transaction and Severance Benefit Plan (the "Executive Severance Plan"), which provides specified severance benefits to certain eligible executive employees of the Company in the event of qualifying employment terminations, pursuant to the terms and conditions of the Executive Severance Plan.  In order to become a Participant, you will need to sign and return the enclosed Executive Severance Plan Participation Notice.

This offer is contingent upon the successful results of background and reference checks, your execution of and compliance with the enclosed Proprietary Information and Inventions Agreement and satisfactory proof of your right to work in the United States.  You agree to assist as needed and to complete any documentation at the Company’s request to meet these conditions.  In addition, as a condition of your employment, you will be required to abide by the Company’s policies and procedures, including but not limited to the policies set forth in the Company’s Employee Handbook, as may be in effect from time to time.  Employment with iPass is at the will of each party, is not for a specific term and can be terminated by you or by the Company at any time, with or without cause and with or without advance notice.

This letter, along with your Proprietary Information and Inventions Agreement and the Relocation Agreement, is the entire agreement between you and iPass concerning your employment terms, and it supersedes any other agreements or promises made to you by anyone, whether written or oral.  The terms of this letter cannot be changed (except with respect to those changes expressly reserved to the Company’s discretion herein) unless such changes are in writing and signed by an authorized representative of iPass.  This offer is valid until Tuesday, July 14, 2009 at 5:00 pm, at which time it will expire if you have not returned this fully signed letter to the Company.

Please signify your acceptance of employment with the Company under the terms provided in this letter by signing and dating below and returning this offer letter to Mike Badgis at fax number (650) 232-0232.

Nick, your acceptance of our offer represents a unique opportunity for us both to grow and succeed.  We all want to thank you in advance for your faith in us, and for the commitment you have made to our common vision.  Finally, we all look forward to working and building iPass with you!

Welcome aboard,                                                                       Understood And Accepted

/s/ Evan Kaplan                                                                          /s/ Nicholas Hulse
Evan L. Kaplan                                                                     Nicholas Hulse
President & CEO

                                                                               July 14, 2009              _______________
                                                                                  Date                           Start Date 07-27-09

EMPLOYEE CONFIDENTIALITY AND INVENTIONS ASSIGNMENT AGREEMENT

In consideration of my employment or continued employment by iPass, Inc. (“Company”), and the compensation now and hereafter paid to me, I hereby agree as follows:

1. Confidentiality.

1.1 Nondisclosure; Recognition of Company’s Rights.  At all times during my employment and thereafter, I will hold in confidence and will not disclose, use, lecture upon, or publish any of Company’s Confidential Information (defined below), except as such use is required in connection with my work for Company, or unless the Chief Executive Officer (the “CEO”) of Company expressly authorizes in writing such disclosure or publication.  I will obtain the CEO’s written approval before publishing or submitting for publication any material (written, oral, or otherwise) that relates to my work at Company and/or incorporates any Confidential Information.  I hereby assign to Company any rights I have or acquire in any and all Confidential Information and recognize that all Confidential Information shall be the sole and exclusive property of Company and its assigns.

1.2 Confidential Information.  The term “Confidential Information” shall mean any and all confidential knowledge, data or information related to Company’s business or its actual or demonstrably anticipated research or development, including without limitation: (a) trade secrets, inventions, ideas, processes, computer source and object code, data, formulae, programs, other works of authorship, know-how, improvements, discoveries, developments, designs, and techniques; (b) information regarding products, plans for research and development, marketing and business plans, budgets, financial statements, contracts, prices, suppliers, and customers; (c) information regarding the skills and compensation of Company’s employees, contractors, and any other service providers of Company; and (d) the existence of any business discussions, negotiations, or agreements between Company and any third party.

1.3 Third Party Information.  I understand, in addition, that Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes.  During the term of my employment and thereafter, I will hold Third Party Information in strict confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for Company) or use, except in connection with my work for Company, Third Party Information, unless expressly authorized by an officer of Company in writing.

1.4  No Improper Use of Information of Prior
Employers and Others.  I represent that my employment by Company does not and will not breach any agreement with any former employer, including any noncompete agreement or any agreement to keep in confidence information acquired by me in confidence or trust prior to my employment by Company.  I further represent that I have not entered into, and will not enter into, any agreement, either written or oral, in conflict herewith.  During my employment by Company, I will not improperly use or disclose any confidential information or trade secrets of any former employer or other third party to whom I have an obligation of confidentiality, and I will not bring onto the premises of Company or use any unpublished documents or any property belonging to any former employer or other third party to whom I have an obligation of confidentiality, unless consented to in writing by that former employer or person.  I will use in the performance of my duties only information that is generally known and used by persons with training and experience comparable to my own, is common knowledge in the industry or otherwise legally in the public domain, or is otherwise provided or developed by Company.

2. Inventions.

2.1 Inventions and Intellectual Property Rights.  As used in this Agreement, the term “Invention” means any ideas, concepts, information, materials, processes, data, programs, know-how, improvements, discoveries, developments, designs, artwork, formulae, other copyrightable works, and techniques and all Intellectual Property Rights therein.  The term “Intellectual Property Rights” means all trade secrets, copyrights, trademarks, mask work rights, patents and other intellectual property rights recognized by the laws of any jurisdiction or country.

2.2 Prior Inventions.  I agree that I will not incorporate, or permit to be incorporated, Prior Inventions (defined below) in any Company Inventions (defined below) without Company’s prior written consent. In addition, I agree that I will not incorporate into any Company software or otherwise deliver to Company any software code licensed under the GNU GPL or LGPL or any other license that, by its terms, requires or conditions the use or distribution of such code on the disclosure, licensing, or distribution of any source code owned or licensed by Company.  I have disclosed on Exhibit A a complete list of all Inventions that I have, or I have caused to be, alone or jointly with others, conceived, developed, or reduced to practice prior to the commencement of my employment by Company, in which I have an ownership interest or which I have a license to use, and that I wish to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”).  If no Prior Inventions are listed in Exhibit A, I warrant that there are no Prior Inventions.  If, in the course of my employment with Company, I incorporate a Prior Invention into a Company process, machine or other work, I hereby grant Company a non-exclusive, perpetual, fully-paid and royalty-free, irrevocable and worldwide license, with rights to sublicense through multiple levels of sublicensees, to reproduce, make derivative works of, distribute, publicly perform, and publicly display in any form or medium, whether now known or later developed, make, have made, use, sell, import, offer for sale, and exercise any and all present or future rights in, such Prior Invention.

2.3 Assignment of Company Inventions. Subject to the section titled “Government or Third Party” and except for Inventions that I can prove qualify fully under the provisions of California Labor Code section 2870 and I have set forth in Exhibit A, I hereby assign and agree to assign in the future (when any such Inventions or Intellectual Property Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to Company all my right, title, and interest in and to any and all Inventions (and all Intellectual Property Rights with respect thereto) made, conceived, reduced to practice, or learned by me, either alone or with others, during the period of my employment by Company.  Inventions assigned to Company or to a third party as directed by Company pursuant to the section titled “Government or Third Party” are referred to in this Agreement as “Company Inventions.”

2.4 Obligation to Keep Company Informed.  During the period of my employment and for one (1) year thereafter, I will promptly and fully disclose to Company in writing (a) all Inventions authored, conceived, or reduced to practice by me, either alone or with others, including any that might be covered under California Labor Code section 2870, and (b) all patent applications filed by me or in which I am named as an inventor or co-inventor.

2.5 Government or Third Party.  I also agree to assign all my right, title, and interest in and to any particular Company Invention to a third party, including without limitation the United States, as directed by Company.

2.6 Enforcement of Intellectual Property Rights and Assistance.  During the period of my employment and thereafter, I will assist Company in every proper way to obtain and enforce United States and foreign Intellectual Property Rights relating to Company Inventions in all countries.  In the event Company is unable to secure my signature on any document needed in connection with such purposes, I hereby irrevocably designate and appoint Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act on my behalf to execute and file any such documents and to do all other lawfully permitted acts to further such purposes with the same legal force and effect as if executed by me.

3. Records.  I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that is required by Company) of all Inventions made by me during the period of my employment by Company, which records shall be available to, and remain the sole property of, Company at all times.

4. Additional Activities.  I agree that (a) during the term of my employment by Company, I will not, without Company’s express written consent, engage in any employment or business activity that is competitive with, or would otherwise conflict with my employment by, Company, and (b) for the period of my employment by Company and for one (l) year thereafter, I will not, either directly or indirectly, solicit or attempt to solicit any employee, independent contractor, or consultant of Company to terminate his, her or its relationship with Company in order to become an employee, consultant, or independent contractor to or for any other person or entity.

5. Return Of Company Property. Upon termination of my employment or upon Company’s request at any other time, I will deliver to Company all of Company’s property, equipment, and documents, together with all copies thereof, and any other material containing or disclosing any Inventions, Third Party Information or Confidential Information of Company and certify in writing that I have fully complied with the foregoing obligation.  I agree that I will not copy, delete, or alter any information contained upon my Company computer before I return it to Company.  I further agree that any property situated on Company’s premises and owned by Company is subject to inspection by Company personnel at any time with or without notice.  Prior to leaving, I will cooperate with Company in attending an exit interview and completing and signing Company’s termination statement.

6. Notification Of New Employer.  In the event that I leave the employ of Company, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement, by Company’s providing a copy of this Agreement or otherwise.

7. General Provisions.

7.1 Governing Law and Venue.  This Agreement and any action related thereto will be governed, controlled, interpreted, and defined by and under the laws of the State of California, without giving effect to any conflicts of laws principles that require the application of the law of a different state. I hereby expressly consent to the personal jurisdiction and venue in the state and federal courts for the county in which Company’s principal place of business is located for any lawsuit filed there against me by Company arising from or related to this Agreement.

7.2 Severability.  If any provision of this Agreement is, for any reason, held to be invalid or unenforceable, the other provisions of this Agreement will be unimpaired and the invalid or unenforceable provision will be deemed modified so that it is valid and enforceable to the maximum extent permitted by law.

7.3 Survival.  This Agreement shall survive the termination of my employment and the assignment of this Agreement by Company to any successor-in-interest or other assignee and be binding upon my heirs and legal representatives.

7.4 At-Will Employment. I agree and understand that nothing in this Agreement shall confer any right with respect to continuation of employment by Company, nor shall it interfere in any way with my right or Company’s right to terminate my employment at any time, with or without cause and with or without advance notice.

7.5 Notices. Each party must deliver all notices or other communications required or permitted under this Agreement in writing to the other party at the address listed on the signature page, by courier, by certified or registered mail (postage prepaid and return receipt requested), or by a nationally-recognized express mail service.  Notice will be effective upon receipt or refusal of delivery.  If delivered by certified or registered mail, any such notice will be considered to have been given five (5) business days after it was mailed, as evidenced by the postmark.  If delivered by courier or express mail service, any such notice shall be considered to have been given on the delivery date reflected by the courier or express mail service receipt. Each party may change its address for receipt of notice by giving notice of such change to the other party.

7.6 Injunctive Relief. I acknowledge that, because my services are personal and unique and because I will have access to the Confidential Information of Company, any breach of this Agreement by me would cause irreparable injury to Company for which monetary damages would not be an adequate remedy and, therefore, will entitle Company to injunctive relief (including specific performance).  The rights and remedies provided to each party in this Agreement are cumulative and in addition to any other rights and remedies available to such party at law or in equity.

7.7 Waiver. Any waiver or failure to enforce any provision of this Agreement on one occasion will not be deemed a waiver of any other provision or of such provision on any other occasion.

7.8 Export. I agree not to export, directly or indirectly, any U.S. technical data acquired from Company or any products utilizing such data, to countries outside the United States, because such export could be in violation of the United States export laws or regulations.

7.9 Entire Agreement.  The obligations pursuant to sections of this Agreement titled “Confidentiality” and “Inventions” shall apply to any time during which I was previously employed, or am in the future employed, by Company as an independent contractor if no other agreement governs nondisclosure and assignment of inventions during such period.  This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matters hereof and supersedes and merges all prior communications between us with respect to such matters.  No modification of or amendment to this Agreement, or any waiver of any rights under this Agreement, will be effective unless in writing and signed by me and the CEO of Company.  Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

This Agreement shall be effective as of the first day of my employment with Company.

EMPLOYEE:
I acknowledge that I have read and understand this agreement and have been given the opportunity to discuss it with independent legal counsel.

/s/ Nick Hulse
(Signature)

By:       Nick Hulse
Title:    SVP Sales
Date:    July 27, 2009
Address:
COMPANY: Accepted and agreed: /s/ Tiffany Snyder (Signature) By: Tiffany Snyder Title: Director, HR Date: July 27, 2009 Address: 3800 Bridge Parkway Redwood Shore, CA 94065

EXHIBIT A

INVENTIONS

1.           Prior Inventions Disclosure.  The following is a complete list of all Prior Inventions:

☐ None

☐ See immediately below:

2.           Limited Exclusion Notification.

This is to notify you in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between you and Company does not require you to assign or offer to assign to Company any Invention that you develop entirely on your own time without using Company’s equipment, supplies, facilities or trade secret information, except for those Inventions that either:

a.           Relate at the time of conception or reduction to practice to Company’s business, or actual or demonstrably anticipated research or development; or

b.           Result from any work performed by you for Company.

To the extent a provision in the foregoing Agreement purports to require you to assign an Invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.

This limited exclusion does not apply to any patent or Invention covered by a contract between Company and the United States or any of its agencies requiring full title to such patent or Invention to be in the United States.